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                                                                    Exhibit 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 of T-NETIX, Inc., relating to the registration of 2,575,000 shares, of our report dated March 21, 2000, on the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ending December 31, 1999, which report appears in the December 31, 1999, Annual Report on Form 10-K of T-NETIX, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                  /s/ KPMG LLP

Denver, Colorado
May 17, 2000